As filed with the Securities and Exchange Commission on October 12, 2007

Registration No. _______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IA GLOBAL, INC.

(Exact name of registrant as specified in its charter)

________________

DELAWARE (State or other jurisdiction of incorporation or organization)	13-4037641 (IRS Employer Identification No.)

101 California Street, Suite 2450

San Francisco, CA 94111

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

________________

IA Global, Inc. 2007 Stock Incentive Plan

(Full title of the plan)

________________

Derek Schneideman

Chief Executive Officer

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

(415) 946-8828

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kevin Lavin, Esq.

Arnold & Porter LLP

1600 Tysons Blvd., Suite 900

McLean, VA 22102

(703) 720-7000

________________

This Registration Statement shall become effective upon filing in accordance with Rule 464 of the Securities Act of 1933, as amended.

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.01 Par Value	20,000,000 (2)	$0.47	$9,400,000	$1,005.80

(1) Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(c) and (h) under the Securities Act of 1933, as amended (“Securities Act”), on the basis of the average high and low sale prices of the Registrant’s Common Stock as reported on October 10, 2007 on the American Stock Exchange, which date is within 5 business days prior to the date of the filing of this Registration Statement.

(2) The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act, such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar events effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the prospectus that is part of this Registration Statement will be also be used in connection with the offer and sale of Common Stock of the Registrant previously registered under the Registrant’s Registration Statement on Form S-8 (File No. 333-116671), which is currently effective.

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EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by IA Global, Inc., a Delaware corporation (“IA Global,” the “Registrant” or the “Company”), and relates to the registration of 20,000,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) which may be offered and sold pursuant to the IA Global, Inc. 2007 Stock Incentive Plan (the “2007 Plan”). On June 21, 2004, we filed a Registration Statement on Form S-8 (File No. 333-116671), which registered 10,500,000 shares of our Common Stock under our IA Global, Inc. 1999 Stock Incentive Plan and IA Global, Inc. 2000 Stock Incentive Plan. Pursuant to Rule 429 of the Securities Act of 1933, as amended (“Securities Act”), 5,600,000 of the shares registered on such Form S-8 are being carried forward pursuant to this registration statement.

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PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Registrant as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of documents by Reference.

The following documents filed by IA Global with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.         Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 2, 2007.

2.         Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2007 filed on May 15, 2007 and June 30, 2007 filed on August 20, 2007.

3.         Current Reports on Form 8-K or 8-K/A filed with the SEC on January 3, 2007; January 12, 2007; January 16, 2007; January 17, 2007; January 18, 2007; January 29, 2007; January 31, 2007; February 13, 2007; February 27, 2007; March 2, 2007; March 7, 2007; March 26, 2007; March 29, 2007; March 30, 2007; April 5, 2007; April 11, 2007; April 20, 2007; April 23, 2007; April 30, 2007; May 2, 2007; May 4, 2007; May 24, 2007; June 8, 2007; June 11, 2007; June 18, 2007; June 21, 2007; June 25, 2007; July 6, 2007; July 6, 2007; July 10, 2007; July 12, 2007; July 12, 2007, July 25, 2007, July 26, 2007, July 26, 2007, August 10, 2007, August 20, 2007, August 21, 2007, August 23, 2007, August 27, 2007, August 28, 2007, August 29, 2007, August 30, 2007, September 6, 2007, September 17, 2007, September 24, 2007, October 1, 2007, October 4, 2007 and October 10, 2007.

4.         The description of the Company’s Common Stock incorporated in the Company’s Registration Statement on Form 8-A filed with the SEC on May 10, 2000, and all amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering to which this Prospectus relates.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under Delaware law, a corporation may include in its certificate of incorporation ("Certificate") a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the "DGCL") (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate limits personal liability of directors to the fullest extent permitted by Delaware law.

The Certificate also provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as amended, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if the Registrant’s board of directors approved such action. Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 and the Registrant’s Certificate also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

The Registrant has a directors' and officers' liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act and the Exchange Act.

Item 7.	Exemptions from Registration Claimed.

Not Applicable.

Item 8.	Exhibits

The exhibits listed on the Exhibit Index of this Registration Statement on page II-5 are filed herewith or are incorporated herein by reference to other filings.

Item 9.	Undertakings.

IA Global hereby undertakes:

1.         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs 1(a) and 1(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act, which are incorporated by reference in this registration statement.

2.         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.         That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 12, 2007.

IA GLOBAL, INC.

By:	/s/ Derek Schneideman
Derek Schneideman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 8, 2007:

Signature	Title

/s/ Derek Schneideman	Director and Chief Executive Officer
Derek Schneideman	(Principal Executive Officer)

/s/ Mark Scott	Director, Chief Operating and Financial Officer
Mark Scott	(Principal Financial and Accounting Officer)

/s/ Hideki Anan	Director

Hideki Anan

/s/ Clifford J. Bernstein	Director

Clifford J. Bernstein

/s/ Masazumi Ishii	Director

Masazumi Ishii

/s/ Eric La Cara	Director

Eric La Cara

/s/ Mae Towada	Director

Mae Towada

INDEX TO EXHIBITS

3.1	Amended and Restated Certificate of Incorporation of IA Global, Inc. dated July 10, 2007 (6)
3.2	Amended and Restated Bylaws of IA Global, Inc. dated June 29, 2007 (6)
3.3	Certificate of Designation of Preferences and Rights of the Registrant’s Series A Convertible Preferred Stock (2)
3.4	Certificate of Designation of Preferences and Rights of the Registrant's Series B Convertible Preferred Stock (3)
3.5	Certificate of Designations, Rights and Preferences of the Series A-1 Preferred Stock of IA Global, Inc. dated October 18, 2006 (4)
3.6	Certificate Eliminating Reference to a Series B Convertible Preferred Shares of Stock from the Certificate of Incorporation of IA Global, Inc. dated October 18, 2006. (4)
3.7	Certificate Eliminating Reference to a Series A-1 Convertible Preferred Shares of Stock from the Certificate of Incorporation of IA Global, Inc. dated March 29, 2007 (5)
4.1	IA Global, Inc. 2007 Stock Incentive Plan (7)
5.1	Opinion of Arnold and Porter LLP (1)
23.1	Consent of Sherb and Co., LLP, Independent Registered Public Accounting Firm (1)
23.2	Consent of Arnold and Porter LLP, included in the opinion filed as Exhibit 5 hereto (1)
24.1	Powers of Attorney (1)

(1) Filed herewith.

(2) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated November 8, 2001, and incorporated herein by reference.

(3) Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, dated May 15, 2006 and filed on May 15, 2006, and incorporated herein by reference.

(4) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated October 19, 2006 and filed on October 24, 2006, and incorporated herein by reference.

(5) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated March 29, 2007 and filed on March 30, 2007, and incorporated herein by reference.

(6) Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q for the period ending June 30, 2007, and filed August 20, 2007 and incorporated herein by reference.

(7) Filed as Annex 2 to Registrant’s Definitive Proxy Statement on May 3, 2007 and incorporated herein by reference.